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Derek Leckow
Vice President
Investor Relations
(717) 849-7863                                For Immediate Release

DENTSPLY International Announces Executive Management Changes

York, PA – April 8, 2013 – DENTSPLY International Inc. (NASDAQ: XRAY) today announced a realignment of executive management responsibilities designed to drive the Company’s strategic integration and alignment of global operations.

Chris Clark, DENTSPLY’s former President and Chief Operating Officer will assume the role of President and Chief Financial Officer. His primary responsibilities will include strategy and business development activities, all finance functions, as well as DENTSPLY’s corporate functions for clinical affairs, information technology, manufacturing, human resources, and research and development. Mr. Clark joined DENTSPLY in 1993 and has successfully served in leadership roles of increasing responsibility within numerous divisions, operating groups and, for the past six years, as President and Chief Operating Officer.

Jim Mosch, currently Executive Vice President, will be promoted to the position of Executive Vice President and Chief Operating Officer with responsibility for all of DENTSPLY’s operating units. Mr. Mosch has extensive operating experience including 19 years with DENTSPLY in roles of increasing management responsibility as a general manager, operating vice president, and most recently as Executive Vice President. Mr. Mosch has also led the Company’s business development activities for the past six years, and more recently managed the Company’s acquisition and integration of Astra Tech, the largest transaction in the Company’s 114 year history.

In addition to the above appointments, the Company also announced that William Jellison has resigned as Senior Vice President and Chief Financial Officer to pursue another business interest. Prior to his full departure, Mr. Jellison will be available to the Company for transitional purposes.

Bret Wise, Chairman and Chief Executive Officer, commented that, “These changes to DENTSPLY’s management structure will enhance our ability to compete more effectively in today’s global dental market by providing for stronger alignment and integration across our functional and operational units. I would like to thank Bill Jellison for his many contributions to

DENTSPLY and congratulate Chris Clark and Jim Mosch in their new roles. Moving forward, our leadership team will work closely together to ensure that DENTSPLY continues to lead the global dental industry in innovation and customer service and to grow shareholder value.”

DENTSPLY International Inc. is a leading manufacturer and distributor of dental and other healthcare products. The Company believes it is the world’s largest manufacturer of professional dental products. For over 110 years, DENTSPLY’s commitment to innovation and professional collaboration has enhanced its portfolio of branded consumables and small equipment. Headquartered in the United States, the Company has global operations with sales in more than 120 countries. Visit www.dentsply.com for more information about DENTSPLY and its products.
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